UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

 SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 15, 2011

SALEM COMMUNICATIONS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-26497	77-0121400
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

4880 Santa Rosa Road, Camarillo, California	93012
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (805) 987-0400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01     ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Refinancing of Senior Credit Facility

On November 15, 2011, Salem Communications Corporation (“Salem”) consummated a refinancing transaction with respect to its existing Credit Agreement dated December 1, 2009 (as amended to date, the “Credit Agreement”) by and among Salem, Bank of America, N.A. (“Bank of America”), as Administrative Agent, Swingline Lender, L/C Issuer and a Lender and the other Lenders party thereto, which included (i) an assignment by Bank of America of its roles as Administrative Agent, Swingline Lender and L/C Issuer under the Credit Agreement and the related loan documents to Wells Fargo Bank, National Association (“Wells Fargo”), (ii) an assignment by each Lender under the Credit Agreement of the full amount of its loans and commitments thereunder to Wells Fargo, and (iii) the execution and delivery of a Second Amendment to the Credit Agreement dated as of November 15, 2011 (the “Second Amendment”) by and between Salem and Wells Fargo, as Administrative Agent, Swingline Lender, L/C Issuer and a Lender, which Second Amendment includes, among other things, (1) an extension of the maturity date under the Credit Agreement from December 1, 2012 to December 1, 2014 and (2) a change in the interest rate applicable thereto to LIBOR or Wells Fargo’s base rate plus a spread determined by reference to Salem’s leverage ratio, as set forth in the pricing grid below.  If an event of default occurs, the interest rate may increase by 2.00% per annum.

Pricing Level	Consolidated Leverage Ratio	Base Rate Loans	Eurodollar Rate Loans	Applicable Fee Rate
1	Less than 3.25 to 1.00	0.75%	2.25%	0.40%
2	Greater than or equal to 3.25 to 1.00 but less than 4.50 to 1.00	0.75%	2.50%	0.50%
3	Greater than or equal to 4.50 to 1.00 but less than 6.00 to 1.00	1.25%	3.00%	0.60%
4	Greater than or equal to 6.00 to 1.00	2.25%	3.50%	0.75%

The Salem credit facility as amended by the Second Amendment remains a $40 million revolving credit facility, which includes a $5 million subfacility for standby letters of credit and a $5 million subfacility for swingline loans.  Amounts outstanding under the senior credit facility may be paid and then reborrowed at Salem’s discretion without penalty or premium.  Except as described above, the material terms of the Credit Agreement are as disclosed in Item 1.01 of Salem’s Current Report on Form 8-K filed on December 3, 2009, as modified by Item 1.01 of Salem’s Current Report on Form 8-K filed on November 4, 2010.

The foregoing summary of certain provisions of the Second Amendment is qualified in its entirety by reference to the text of the Second Amendment, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Affiliate Lines of Credit

On November 17, 2011, Salem entered into separate binding letters of intent (the “LOIs”) with Edward G. Atsinger III, chief executive officer and director of Salem, and Stuart W. Epperson, chairman of Salem’s board of directors (the “Affiliate Lenders”).   Pursuant to the LOIs, Mr. Epperson has committed to provide an unsecured revolving line of credit to Salem in a principal amount of up to $3 million, and Mr. Atsinger has committed to provide an unsecured revolving line of credit in a principal amount of up to $6 million (together, the “Affiliate Lines of Credit”).  The proceeds of the Affiliate Lines of Credit may be used to repurchase a portion of Salem’s outstanding senior secured notes.  Outstanding amounts under each Affiliate Line of Credit will bear interest at a rate equal to the lesser of (x) 5% per annum and (y) the maximum rate permitted for subordinated debt under the Credit Agreement referred to above, calculated as LIBOR plus the spread for Eurodollar Rate Loans set forth in the pricing grid above plus 2% per annum.  Interest is payable at the time of any repayment of principal.  In addition, outstanding amounts under each Affiliate Line of Credit must be repaid within three months from the time that such amounts are borrowed and may be paid and then reborrowed at Salem’s discretion without penalty or premium.  The indebtedness under the Affiliate Lines of Credit is subordinated to the indebtedness under the Salem credit facility described above pursuant to a subordination agreement to be entered into among Wells Fargo, Salem and the Affiliate Lenders and the description of terms herein is subject to such subordination agreement.  The Affiliate Lines of Credit do not contain any covenants.  The parties intend to execute definitive credit agreements reflecting the above terms.

Because the transactions with Messrs. Atsinger and Epperson described above constitute related party transactions, the nominating and corporate governance committee (the “Committee”) of Salem’s board of directors approved the entry by Salem into the LOIs and the definitive credit agreements associated therewith.  As part of its consideration, the Committee concluded that the terms of the Affiliate Lines of Credit were more favorable to Salem as compared to terms of lines of credit available from unaffiliated third parties.

ITEM 2.03     CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information set forth above under Item 1.01 is incorporated herein by this reference.

ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS.

(d)     Exhibits. The following exhibit is furnished with this report on Form 8-K:

Exhibit No.	Description

10.1	Second Amendment to Credit Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SALEM COMMUNICATIONS CORPORATION

Date: November 18, 2011	By: /s/ Evan D. Masyr
Evan D. Masyr
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Second Amendment to Credit Agreement